Exhibit 99(a)(5)(ii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the shares of Aftermarket Technology Corp. The offer is made solely by the Offer to Purchase dated December 16, 2003, and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding shares of Aftermarket stock in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities laws of which require the offer to be made by a licensed broker or dealer, the offer shall be deemed made on behalf of Aftermarket by the Dealer Manager or one or more brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase
by
AFTERMARKET TECHNOLOGY CORP.
of
Up to 2,638,500 Shares of Its Common Stock
At a Purchase Price
Not Greater than $15.75 per Share
Nor Less than $13.00 per Share

THE TENDER OFFER, PROBATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM., NEW YORK CITY TIME, ON TUESDAY, JANUARY 20, 2004, UNLESS THE OFFER IS EXTENDED.

Aftermarket is offering to purchase up to 2,638,500 shares of its common stock, at a price not greater than $15.75 nor less than $13.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 16, 2003, and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the tender offer. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions as set forth in the Offer to Purchase.

Upon the terms and subject to the conditions of the tender offer, Aftermarket is inviting its stockholders to tender their shares of common stock for purchase by Aftermarket at prices specified by each stockholder, not greater than $15.75 nor less than $13.00 per share. Based upon the number of shares tendered and the prices specified by tendering stockholders, Aftermarket will select the lowest purchase price per share that will enable it to purchase 2,638,500 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn, at prices not greater than $15.75 nor less than $13.00 per share. All shares acquired in the tender offer will be purchased at the same purchase price. Only shares properly tendered at or below the purchase price determined by Aftermarket and not properly withdrawn pursuant to the tender offer will be purchased. The purchase price will be paid in cash, net to the seller, without interest. Because of the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares Aftermarket seeks to purchase are properly tendered. To properly tender shares in the tender offer, stockholders must deliver to American Stock Transfer and Trust Company (the "Depositary"), before the expiration date, either a properly completed Letter of Transmittal, including any required signature guarantees, and the certificates for the shares or confirmation of book-entry transfer, or comply with the procedures for guaranteed delivery. Shares not purchased in the tender offer will be returned to the tendering stockholders at Aftermarket's expense promptly after the expiration of the tender offer. Under no circumstances will interest on the purchase price be paid by Aftermarket regardless of any delay in making such payment. Aftermarket expressly reserves the right, in its sole discretion, to purchase more than 2,638,500 shares in the tender offer, subject to applicable law.

The tender offer will expire at 5:00 p.m., New York City time, on Tuesday, January 20, 2004 (as that date may be extended in accordance with the terms of the tender offer, the "expiration date"), unless Aftermarket exercises its right, in its sole discretion, to extend the tender offer at any time or from time to time. Aftermarket may extend the tender offer by providing oral or written notice of the extension to the Depositary, and making a public announcement of the extension.

Upon the terms and subject to the conditions of the tender offer, in the event that prior to the expiration date a greater number of shares is properly tendered, and not properly withdrawn, at prices at or below the purchase price than will be accepted by Aftermarket for purchase pursuant to the tender offer, Aftermarket will accept the shares to be purchased in the following order of priority: (i) first, from all holders of "odd lots" of less than 100 shares who properly tender all their shares at or below the purchase price and do not properly withdraw them before the expiration date; (ii) second, from all other stockholders who properly tender shares at or below the purchase price (including shares conditionally tendered for which the condition was satisfied), on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and (iii) third, only if necessary to permit Aftermarket to purchase 2,638,500 (or such greater number of shares as Aftermarket may elect to purchase, subject to applicable law) shares, from holders conditionally tendering all of their shares (for which the condition was not initially satisfied), by random lot, to the extent feasible.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the expiration date. Thereafter, such tenders are irrevocable, except that shares tendered may be withdrawn at any time after 40 business days from the commencement of the tender offer unless previously accepted for payment by Aftermarket or as provided by the terms of the tender offer. To be effective, a written notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the tendering stockholder, the name of the registered holder, if different from that of the person who tendered the shares, and the number of shares to be withdrawn. In addition, if the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of shares tendered by an Eligible Institution). If shares have been tendered pursuant to the procedures for book-entry transfer described in the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at The Depository Trust Company to be credited with the withdrawn shares and otherwise comply with the procedures of that facility.

Aftermarket is making the tender offer because its Board of Directors believes the purchase of shares pursuant to the tender offer constitutes a prudent use of its financial resources, given its business profile, assets and current market price and that investing in Aftermarket's common stock is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer provides stockholders who are considering a sale of all or a portion of their shares with the opportunity to determine the price or prices (not greater than $15.75 nor less than $13.00 per share) at which they wish to sell their shares and, subject to proration and the other terms and conditions of the tender offer, to sell those shares for cash.

Aftermarket's purchase of shares pursuant to the tender offer will reduce the number of shares that are available to be publicly traded on The Nasdaq National Market, and is likely to reduce the number of stockholders. Nonetheless, Aftermarket has determined that it will have enough stockholders and a sufficient number of publicly-held shares following the tender offer for the shares to continue to be authorized for quotation on The Nasdaq National Market. Aftermarket intends to use cash on hand to fund the tender offer and the purchase of shares at the final tender offer price from certain principal stockholders after a ten business day period following the completion of the tender offer (as described in the Offer to Purchase).

The receipt of cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes and will generally be treated either as consideration received in respect of a sale or exchange of the shares purchased or as a distribution in respect of shares. Aftermarket urges you to consult with your tax advisor as to the particular tax consequences to you of the tender offer. See the Offer to Purchase for a more detailed discussion of the tax treatment of the tender offer.

NEITHER AFTERMARKET, NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES, OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH ANY STOCKHOLDER MAY CHOOSE TO TENDER SHARES. NEITHER AFTERMARKET, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE TENDER OFFER. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND THEN MAKE THEIR OWN DECISION ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH TO TENDER. AFTERMARKET HAS BEEN ADVISED THAT ITS DIRECTORS DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. AFTERMARKET HAS BEEN ADVISED THAT ONLY ONE OF ITS EXECUTIVE OFFICERS INTENDS TO TENDER 3,000 SHARES IN THE TENDER OFFER. ALL OTHER EXECUTIVE OFFICERS OF AFTERMARKET HAVE INDICATED THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. IN ADDITION, AS DESCRIBED IN THE OFFER TO PURCHASE, AFTERMARKET HAS AGREED TO PURCHASE SHARES FROM AURORA EQUITY PARTNERS L.P. AND AURORA OVERSEAS EQUITY PARTNERS I, L.P. FOLLOWING THE COMPLETION OF THE TENDER OFFER.

The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference. Aftermarket is also filing with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer.

Copies of the Offer to Purchase and the related Letter of Transmittal are being mailed commencing today to all holders of the shares, as reflected on the records of the transfer agent as of December 16, 2003. The tender offer is explained in detail in those materials. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent at the address and telephone number set forth below and will be furnished promptly at Aftermarket's expense. Stockholders may also contact their broker, bank or other nominee or trust company for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 848-3416

The Dealer Manager for the Tender Offer is:

Morgan Stanley
1585 Broadway,
New York, New York 10036
Call Collect: (212) 761-5409

December 16, 2003